Exhibit 99.1

THOMSON REUTERS STREETEVENTS EDITED TRANSCRIPT TDW - Q2 2015 Tidewater Inc Earnings Call EVENT DATE/TIME: NOVEMBER 04, 2014 / 04:00PM GMT OVERVIEW: Co. reported 2Q15 diluted common EPS of $1.22.

C O R P O R A T E  P A R T I C I P A N T  S

Joe Bennett Tidewater Inc. - EVP & Chief IR Officer

Jeff Platt Tidewater Inc. - President & CEO

Quinn Fanning Tidewater Inc. - EVP & CFO

C O N F E R E N C E  C A L L  P A R T I  C I P A N T S

Gregory Lewis Credit Suisse - Analyst

George O’Leary Tudor, Pickering, Holt & Co. - Analyst

Jon Donnel Howard Weil - Analyst

Matthias Detjen Morgan Stanley - Analyst

Turner Holm RS Platou - Analyst

Richard Sanchez IHS Petrodata - Analyst

Mark Brown Global Hunter Securities - Analyst

Haithum Nokta Clarkson Capital Markets - Analyst

P R E S E N T A T I O N

Operator

Hello and welcome to the FY15 second quarter earnings conference call. My name is Joe and I will be your operator for today’s call.

(Operator Instructions)

Please note that this conference is being recorded. I will now turn the conference over to Mr. Joe Bennett. Mr. Bennett, you may begin.

Joe Bennett - Tidewater Inc. - EVP & Chief IR Officer

Thanks, Joe. Good morning, everyone, and welcome to Tidewater’s second quarter fiscal 2015 earnings results conference call for the period ended September 30, 2014. I am Joe Bennett, Tidewater’s Executive Vice President and Chief Investor Relations Officer, and I want to thank you for your interest in Tidewater.

With me this morning on the call are our President and CEO, Jeff Platt; Jeff Gorski, our Executive Vice President and Chief Operating Officer; Quinn Fanning, our Executive Vice President and CFO; and Bruce Lundstrom, our Executive Vice President, General Counsel and Secretary. We will follow our usual conference call format. Following these formalities, I will turn the call over to Jeff for his initial comments to be followed by Quinn’s financial review. Jeff will then provide some final wrap-up comments and we’ll then open the call for your questions.

During today’s conference call, we may make certain comments that are forward-looking and not statements of historical fact. I know that you understand that there are risks, uncertainties and other factors that may cause the Company’s actual future performance to be materially different from that stated or implied by any comment that we may make during today’s conference call. Additional information concerning the factors that could cause actual results to differ materially from those stated or implied by the forward-looking statements may be found in the risk factors section of Tidewater’s most recent Form 10-K.

With that, I’ll turn the call over to Jeff.

Jeff Platt - Tidewater Inc. - President & CEO

Thank you, Joe, and good morning to everyone. Yesterday, after the market closed, we reported fully diluted earnings per share for the second quarter of our fiscal 2015 year of $1.22 compared to adjusted net earnings per share of $1.15 in the corresponding quarter last year, and $0.88 in the preceding quarter.

The financial results reflected a solid operating quarter. As Quinn will detail for you shortly, we generated revenues at the high end of our prior guidance and operating expenses at the lower end. As usual there were a mix of positives and negatives during the quarter that impacted our bottom line, but on balance our revenue gain was driven principally by a roughly $700 a day increase in the global fleet average day rate from the rate earned in the June quarter. That increase came without significant help from vessel mobilization and demobilization revenues. Overall, our fleet utilization rate declined marginally, although our global deepwater fleet enjoyed a strong 87% utilization rate, partially offset by a small drop in our towing supply/ supply fleet to around 76%. Our operational earnings performance was driven primarily by the day rate gain coupled with reduced expenses sequentially, including reduction in repair and maintenance expense and G&A costs.

In light of the turbulent conditions in the oil market today and the uncertain outlook for the offshore business due to possible reductions in exploration and production activity in certain geographic markets, we are pleased with this quarter’s results. They reflect the hard work and dedication of our 9,000-plus employees worldwide. Equally as important, these results confirm the strength of the Tidewater franchise, something that shouldn’t be overlooked as we enter a period of business uncertainty. In fact, we believe the strength of our franchise will be more important in the upcoming periods.

What are our strengths? Tidewater has the largest new vessel fleet in the industry. We currently operate only 18 vessels in our fleet that were built prior to 2000, comprising less than 7% of our operating fleet.

Our new vessel fleet, which has 248 ships with an average age of less than seven years, will further expand when the 30 new builds we have under construction are delivered over the next two years. Today, our fleet includes a wide range of vessel types with strong technical and operational capabilities that enable us to satisfy the varying demands of our clients globally. Our diverse fleet provides us with a significant competitive advantage, especially in a more competitive marketplace.

Equally important, our global operating footprint is the largest and most experienced in the industry and provides us additional competitive advantages. This global footprint enables us to move vessels from weak geographic markets to other regions of the world possessing better opportunities with improved financial returns. The extent of our global footprint and decades of experience in these various global markets, coupled with our new and highly capable vessels, provides us with competitive advantages that we believe are too often overlooked by investors, given that these franchise qualities are part of the foundation of our operating performance.

Another important attribute of our franchise is our focus on safety and compliance, programs that are increasingly important in a more competitive global market. We focus on safety and compliance because we want to provide a safe workplace where every employee can expect to complete their watch safely, and because we believe in winning with integrity. Safety and compliance are also important to our customers. They want a safe working environment for their employees and they realize that safe operations translate into reduced operating down time and lower overall costs.

Our safety program has a proven track record, executed over many years. Through September, we experienced no lost time accidents this fiscal year and our total recordable incident rate, TRIR, was 0.13 per 200,000 manhours worked, based on nearly 19 million man hours worked. I want to thank all of our employees worldwide for their dedication in performing their tasks every day in the safest manner possible.

Similarly, compliance initiatives are becoming increasingly important to our customers because they realize that the way in which service companies conduct their business will color the lens through which partners, governments and other stakeholders view those companies as operators and will ultimately impact their successful participation in future exploration, development and production projects.

As Quinn will also detail for you shortly, last quarter we continued to make slow but steady progress in reclaiming the excess working capital that has accumulated in our Sonatide joint venture in Angola. We continue to gain experience and have success in navigating our way through the evolving Angolan foreign exchange laws and regulations. I want to remind everyone this is an industry challenge and not something that is unique to Tidewater. We certainly have further to go in reclaiming more of this working capital, but we are encouraged by the progress we are making.

Let me now turn the call over to Quinn to review the details of the quarter and how we see the near-term outlook. I will then return to discuss our outlook for the offshore market. Quinn?

Quinn Fanning - Tidewater Inc. - EVP & CFO

Thank you, Jeff. Good morning, everyone. As Jeff mentioned, we issued our earnings press release after the market closed last evening. We expect to file our quarterly report on Form 10-Q through the EDGAR filing service sometime before the close of business today.

Turning to financial results, we reported diluted earnings per common share of $1.22 for the September quarter, which, again, is our second quarter of fiscal 2015. EPS was up 39% relative to the June quarter, in which we reported EPS of $0.88, and up 6% relative to September quarter of fiscal 2014 in which we reported adjusted EPS of $1.15. Adjusted EPS for last year’s September quarter excludes a $4.1 million, or $0.06 per share after-tax, loss on early retirement of debt that was inherited in the Troms transaction.

Vessel revenue at $391 million was up about 2.5% quarter over quarter and up about 7.5% year over year and, as Jeff noted, came in at the high end of the guidance that I provided in early August. Relative to the June quarter, vessel revenue for the quarter just completed reflects a reduction in lost revenues from vessels in dry dock and fewer vessels in transit or otherwise offhire for non-technical reasons. Offsetting these two positive dynamics in the September quarter was a smaller contribution from lump sum mobilization fees and our stacking of a couple of vessels that contributed vessel revenue in the June quarter.

Looking at key geographic markets, again relative to the June quarter, activity levels for Tidewater were higher offshore Australia and across the entire Americas region and lower in the UK sector of the North Sea and the Arabian Gulf.

Vessel operating expense at approximately $213 million was down about 2% quarter over quarter and up about 9% year over year.

Vessel opex for the September quarter was in the middle of the guidance range provided in August, with negative variances in crew costs and supplies largely offset by positive variances in insurance and loss costs and lower repair and maintenance expense. Lower R&M expense largely reflects the timing of major repairs in regulatory dry dockings.

Vessel level cash operating margin, at approximately 46%, was a couple of percentage points above the midpoint of the range that was provided in last quarter’s guidance.

Pre-tax start-up losses in our subsea operations, at approximately $3 million for the September quarter, were consistent with both results in the June quarter and our expectations for the September quarter. Note that the $3 million total I referenced includes approximately $1 million each of G&A and depreciation expense.

Total general and administrative expense in the September quarter of approximately $47 million was down about $4 million quarter over quarter. The quarter over quarter trend reflects lower professional services costs and a plus $3 million benefit associated with the downward re-valuation of equity-based incentive compensation at quarter end.

For reference, equity-based incentive comp was valued in the September quarter using a share price of approximately $39, which was approximately 30% lower than the price of TDW at June 30.

Below the operating income line, note that we recorded a foreign exchange gain of approximately $5 million, which was related to the continued general strengthening of the U.S. dollar relative to the commodity currencies and resulted in quarter-end revaluation of certain non-USD denominated balance sheet accounts, including our Norwegian kroner-denominated debt.

Offsetting the positive earnings impact of FX movements and stock price volatility, note also that we adjusted our effective tax rate for fiscal 2015 from 24% to 25%. The higher rate for fiscal 2015, including a required catch up provision, reduced EPS for the September quarter by approximately $0.03.

In regards to fleet profile and performance, Tidewater’s active fleet averaged 262 vessels in the September quarter, which is down 6 vessels quarter over quarter, largely reflecting the stacking of a handful of crew boats along the African coast. Utilization of the active fleet, at approximately 83%, was essentially flat quarter over quarter. And average day rates, at approximately $19,400, were up about $700, or 4%, quarter over quarter.

As Jeff mentioned in his opening remarks, lump sum mob, de-mob and similar fees were less impactful on reported day rates in the September quarter than they were in the June quarter, so average day rates, excluding lump sum fees, were actually up about $1,000, or about 5.5%, quarter over quarter.

Looking at the key asset classes, as mentioned, the active fleet in the September quarter was 262 vessels and included, on average, 90 deepwater vessels and 113 towing supply vessels. Reported average day rates for deepwater vessels, at approximately $31,000, were basically flat quarter over quarter, but were up about $770, or about 2.5%, quarter over quarter after excluding the effects of lump sum fees.

Reported average day rates for towing supply vessels, at about $16,000, were up about $725, or about 4.5%, quarter over quarter. The impact of lump sum fees was not particularly consequential in regards to the trend in average day rates for the towing supply class of vessels.

As I mentioned on our last call, lump sum fees are recurring, but difficult to forecast, so I provide this detail to help you better understand underlying trends and to help you update your models.

Looking at our four geographic reporting segments, for the Sub-Saharan Africa and Europe segment, which accounted for approximately 41% of consolidated second quarter vessel revenue, vessel revenue was off about 2% quarter over quarter, primarily reflecting a lower average active vessel count. Within the segment, vessel revenue generated along the African coast was basically flat quarter over quarter and vessel revenue generated by the North Sea fleet was off about 14% quarter over quarter.

Overall utilization of active vessels in the Sub-Saharan Africa and Europe segment was 82% in the September quarter, which is consistent with active vessel utilization in the June quarter. Average day rates for the Sub-Saharan Africa and Europe segment, at approximately $17,600, were up about 2% quarter over quarter, in part reflecting a mix benefit associated with idling those crew boats that I referenced a moment ago.

For the Americas segment, which accounted for approximately 34% of consolidated second quarter vessel revenue, vessel revenue was up about 12% quarter over quarter following a 10% sequential increase in the June quarter. Utilization of active vessels in the Americas segment, at approximately 89%, was up about 5 percentage points quarter over quarter, and average day rates, at approximately $22,700, were up very modestly quarter over quarter. Vessel revenue in the Americas segment was up about 35% year over year.

In the MENA segment, which accounted for approximately 12.5% of second quarter consolidated vessel revenue, vessel revenue was down about 12% quarter over quarter, somewhat reversing the sequential increase in vessel revenue that we experienced in the June quarter following the successful startup of a Black Sea project that we are supporting with a couple of large AHTS vessels. Utilization of active vessels in MENA, at approximately 75%, was down about 15 percentage points quarter over quarter and average day rates in MENA, at approximately $16,000, were up about 3.5% quarter over quarter.

As additional color on the quarterly trends for utilization and average day rates in MENA, note that we experienced lower activity levels in the September quarter for our active fleet in Saudi Arabia, which tends to be a towing supply class-driven market for us. With the recent addition of a couple large AHTS vessels to the region in the June quarter and reduced activity in Saudi Arabia, average day rates in MENA for the September quarter reflect a modest mix benefit.

The trend observed in September will likely reverse itself in subsequent quarters as we are expecting an improvement in utilization of MENA-based towing supply vessels and a modest reduction in average day rates in MENA for the balance of fiscal 2015. Vessel revenue in the MENA segment for the September quarter is up about 8% year over year.

In the Asia-Pacific region, which accounted for approximately 10% of second quarter consolidated vessel revenue, vessel revenue was up about 14% quarter over quarter after a 6% sequential increase in the June quarter. Utilization of active vessels in Asia-Pac, at approximately 90%, was up about 6 percentage points quarter over quarter, and average day rates, at approximately $23,100, were up about 4% quarter over quarter.

Recognizing vessel movements in and out of Australia makes trend analysis of this entire region somewhat challenging, I’ll note that vessel revenue in Asia-Pac through the first six months of our fiscal year was up about 7% year over year.

Looking at relative profitability, vessel-level cash operating margin in the September quarter was about 47% of vessel revenue for Sub-Sahara Africa and Europe and about 50% of vessel revenue for the Americas region. Vessel-level cash operating margin for MENA and Asia-Pac were both in the high 30%s, reflecting a combination of scheduled dry docks and, as discussed previously in regards to the MENA region, non-technical offhire driven by gaps between contracts. As mentioned earlier, overall vessel-level cash operating margin for the September quarter was about 46% and up nicely from 43% in the June quarter.

Turning to our outlook, vessel revenue for the December and March quarters will likely be modestly lower than vessel revenue reported in the just completed September quarter, with the quarter over quarter trend reflecting an increased level of scheduled dry docks and major repairs. Our current internal forecast has vessel revenue rebounding somewhat in the March quarter from the expected December quarter level, again driven by the projected timing of major repairs and dry docks and the expected delivery during the December and March quarter of eight newbuild vessels.

Average active vessel count should be relatively stable for the balance of the fiscal year with 260 to 265 active vessels. Growth in the active deepwater fleet is largely tied to the timing of new vessel deliveries. Average active towing supply vessels will likely fall a couple of vessels due to recent vessel stackings of a couple older PSVs in this vessel class.

Contract coverage remains in the plus or minus 50% area over the next 12 months and tendering activity, while down from peak levels, is stable in most geographies. As a result, we expect active vessel utilization to be in the 85% to 90% range for the remainder of the fiscal year.

We also expect that average deepwater day rates without any projected benefit from lump sum fees will remain in the $30,000 area for the balance of 2015, and that average towing supply day rates will remain in the $15,000 area for the balance of the fiscal year.

In this context, internal estimates currently peg the December quarter’s vessel revenue somewhere between $370 million and $380 million.

Likewise, based on what we know today, vessel-related opex for the December quarter, should fall within a range of $210 million and $215 million.

Based on the vessel revenue and vessel opex guidance ranges provided, vessel-level cash operating margin should be somewhere in the 42% to 45% area in the December quarter.

General and administrative expense should be in the area of $48 million to $50 million in the December quarter, inclusive of approximately $1 million to $1.5 million of G&A related to our subsea services operation. Overall, subsea is expected to continue to generate quarterly losses of a couple of million dollars until our ROV revenue ramps up on a sustained basis, which we expect to be in the first half of fiscal 2016.

Combined vessel lease and interest expense should be in the plus or minus $20 million area in the December quarter, or basically flat relative to the September quarter.

As to an effective tax rate assumption, as I mentioned earlier, we are assuming a 25% tax rate for the fiscal year, excluding any discrete items.

Turning to financing and investment issues, cash flow from operations for the six months ended September 30 was approximately $185 million, comprised of $154 million for the September quarter and $31 million for the June quarter, with the quarter over quarter trend, in part, reflecting an improvement in working capital balances.

At September 30, our net due from affiliate related to our Angolan operations was approximately $281 million, or down approximately $30 million quarter over quarter. Cash collected by Tidewater from the Sonatide JV through the first six months of fiscal 15 was approximately $186 million, which represents slightly more than the $179 million of vessel revenue that was generated by our Angolan operations in the first six months of fiscal 2015.

As noted in prior filings, the challenges for the company and other service providers to successfully operate in Angola remain significant, primarily due to Angola’s new ForEx law, recent related decrees, and the resulting uncertainty in regards to onshore and offshore payment arrangements. Nonetheless, our sense remains that excess working capital tied to our Angolan operations has stabilized and our expectation remains that excess working capital will trend down over the next couple of quarters. Collections subsequent to September 30 continue to approximate vessel revenue generated, though it is likely that we will see a slowdown in collections during the holiday season in the latter part of December and in the first part of January.

As to non-operating uses of cash, CapEx in the September quarter was approximately $90 million, a portion of which was funded by asset dispositions, including one sale lease transaction that was completed in the September quarter.

As to go-forward funding requirements, based on commitments as of September 30, CapEx related to vessels and ROVs under construction for the remainder of fiscal 2015 is estimated at approximately $280 million, of which we expect to fund approximately $123 million in the December quarter.

Total un-funded capital commitments at September 30 were approximately $597 million. This total includes 30 vessel construction projects and two ROV commitments.

Total debt at September 30, was approximately $1.5 billion. Cash at 9/30 was approximately $124 million and net debt to net book capital at 9/30 was approximately 33%. As previously reported, we have no significant debt maturities in fiscal 2015.

Total liquidity at 9/30 was approximately $725 million, including full availability under our $600 million bank credit facility, which is available to the company until fiscal 2019.

With that, I will turn the call back over to Jeff.

Jeff Platt - Tidewater Inc. - President & CEO

Thanks, Quinn. Our financial results for the quarter reflected solid operational performance within what we continue to believe will be an overall extended offshore industry upcycle. However, the path ahead will no doubt be bumpy due to the cross-currents of lower global oil prices and a likely more conservative stance by our clients toward their capital spending plans in the near-term.

Our financial performance may be lumpy over the next few quarters as Quinn just explained, but the variability in earnings that we see ahead is not because we see our clients pulling back on their activity in a big way, but rather more due to the timing of delivery of our newbuild vessels and drydockings for some of our large deepwater vessels. Since these timing issues involve some of our more expensive vessels, there will be a negative revenue effect from the lost vessel time at high day rates and also the R&M expense associated with the dry dockings, which will be meaningful but transitory.

Our operating margins will likely be squeezed over the next few quarters and thus our near-term guidance is relatively cautious. For the longer term, I suspect we are significantly more bullish than the majority of the analysts and investors.

During these somewhat uncertain times, we will continue to focus on improved business practices, cost control and operational execution, in order to extract maximum value from our business activities. Behind the scenes, we have recently invested in improved information technology and business process upgrades, and we are fully expecting to reap benefits from these improvements in the coming quarters.

While investors are concerned about trends in certain high-profile markets such as the Gulf of Mexico, the North Sea and Southeast Asia, let me point out that currently none of these markets is particularly significant to the operating results of Tidewater. As we have pointed out in the past, our operations in U.S. Gulf of Mexico accounts for approximately 10% of our consolidated vessel revenue. Equally as important, we have very limited exposure to near-term market softness in the U.S. market, having entered into multi-year term contracts last year for much of our domestic fleet in anticipation of a potential weakness in the U.S. market.

So while the caution in regards to the U.S. market that we had expressed last year appears to be the near-term reality, our domestic fleet is currently enjoying high utilization and very good day rates. Our contract coverage in the Gulf of Mexico averages in excess of two years, which should provide us earnings protection for the foreseeable future.

In the North Sea, where we recently reestablished our presence through a few newbuild vessels plus our acquisition last summer of the Troms business, our market exposure is limited. However, our fleet is new and our vessels highly capable, plus our operational performance has been solid. While the North Sea will suffer in the current low oil price environment due to it being a “high-cost” market, we believe that the long-term outlook for this cold-water region will improve and the operating experience gained will enable us to compete more effectively in cold-water markets around the world.

The Southeast Asia market is actually a series of regional submarkets. For Tidewater, our Asia/Pac region includes our Australian operations. Setting the Australian market aside, Tidewater has somewhat limited exposure to the traditional Southeast Asia markets.

Our current fleet in Southeast Asia is comprised of 13 vessels, all of which are new and have enjoyed 89% plus utilization this fiscal year. Again, as in the Gulf of Mexico and North Sea, we have strategically sized our fleet and its capabilities for the market opportunities we foresee. You may remember, in recent years we have mobilized vessels from Southeast Asia to other markets possessing better long-term prospects.

Where Tidewater is particularly strong geographically is in the Middle East, West Africa, Brazil and Mexico. All of these markets are active and we see few signs of weakness at the present time.

This is not to say Tidewater is immune to lower commodity prices, customers’ deferral of planned projects or on-going cost control initiatives that may result in a material reduction in overall offshore spending. But excess supply in the contract drilling space will not necessarily translate into a corresponding pullback in the OSV space.

The current working rig count of 700 plus offshore drilling rigs provide demand for 2,600 to 2,800 OSVs. We believe that if the working rig count can grow modestly, it can support the additional OSVs currently under construction, as the remaining operational older OSVs continue to be removed from the market.

Others have commented that older OSVs don’t seem to leave the market, but at least in our experience, we are not losing many jobs, either in regards to deep-water work or jack-up support to older, low spec vessels. As a general rule, clients simply do not want a 25 or 30 year old vessel to support their operations, drilling or otherwise. This client sentiment is what has led to Tidewater retiring virtually all of our older vessels over the last several years.

While we recognize that the working offshore rig count is the key driver of our business, Tidewater’s diverse fleet and broad base of operations participate not only in rig support, but in all phases of offshore oil and gas activity. We estimate that 60% of our revenue is related to rig support activity in deep, mid and shallow waters, with the remaining 40% related to production, construction and other offshore activities not tied to the working rig count.

Over the past decade, we have invested over $5 billion in new vessels to renew and upgrade our fleet. Today, we stand first in the industry with respect to youth and capabilities of our vessels.

As we approach the end of our fleet reinvestment program, the discussion with our Board has turned to the next steps for the evolution and growth of the Tidewater franchise. We have entered the subsea support market and successfully completed our first commercial jobs, and we are finding new opportunities to deploy our growing fleet of remotely-operated vehicles and the additional pull-through vessel support activity. This is an exciting new opportunity for Tidewater and one in which we look forward to enhancing our growth.

We are continuing to examine other adjacent offshore markets that could accelerate Tidewater’s future earnings growth. We are also mindful that turbulent markets often present attractive investment opportunities and we are prepared to capitalize should they develop.

In the context of our capital investment program potentially winding down, let me point out that including our spending plans for this fiscal year, we will be completing an eight year run with an average expenditure of over $400 million per year in new vessels. With our current backlog of 30 vessels and 2 ROVs under construction, our level of CapEx is fully expected to be substantially reduced over the next few years, with next fiscal year’s CapEx expected to be sub-$300 million and fiscal 2017 substantially less than that.

As we come to the conclusion of our planned fleet reinvestment program, we will continue to exercise a high level of capital discipline going forward, considering our desire to make further in-roads into the subsea market and to be prepared to capitalize on opportunities that will undoubtedly arise. I would also remind everyone that the substantial portion of our long-term debt does not mature until fiscal 2019, allowing us to dedicate our cash flow from operations to growth initiatives.

Today, our balance sheet is strong and our liquidity position continues to improve as a result of our financial performance and our continuing efforts to reduce excess working capital related to our Angolan operations. We will continue to adhere to what we believe are sound financial principals with respect to capital structure and debt levels for a capital intensive cyclical business operating in the global offshore oil service industry.

Considering the fact that our stock is trading at a fairly significant discount to book and tangible book, and, in our opinion, the intrinsic value of our fleet is well above net book value, we believe that our stock is undervalued. As you may recall, in May of this year our Board authorized up to $200 million for share repurchases; however, we have not purchased any shares under this authorization to date.

We are mindful of our long-standing pledge to create shareholder value and that remains a key objective of management. We will continue to evaluate investment opportunities including any opportunity to acquire vessels and our current share repurchase authorization, relative to each other while at the same time adhering to our discipline and desire to maintain a strong and flexible financial profile.

We’re now ready for your questions.

Q U E S T I O N  A N D  A N S W E R

Operator

(Operator Instructions)

Our first question here comes from Mr. Gregory Lewis from Credit Suisse. Please go ahead, sir.

Gregory Lewis - Credit Suisse - Analyst

Yes, Thank you and good morning,.

Jeff Platt - Tidewater Inc. - President & CEO

Good morning, Greg.

Gregory Lewis - Credit Suisse - Analyst

Jeff, as you guys went through the prepared remarks, for subsea, Sub-Sahara, Europe, you went out of your way to split out the North Sea. As we think about what’s going on in the North Sea, and I realize you’re still building out that business, but just given some of the softness that we’re seeing in the North Sea, does it make sense for Tidewater to maybe reposition a vessel here or a vessel there, away from the North Sea, maybe down to West Africa where the market seems like it’s holding in tighter?

Jeff Platt - Tidewater Inc. - President & CEO

Gregory, you’re 100% right, and we’ve been doing that. We do that with all of our areas, not just the North Sea. We have moved some vessels out on to other term projects with better opportunities. It’s an ongoing process and the answer is yes.

Gregory Lewis - Credit Suisse - Analyst

Okay, great. So when I think about the revenue guidance, it sounds like you’re embedding those potential vessel moves.

Jeff Platt - Tidewater Inc. - President & CEO

Absolutely. That’s certainly part of the forecasting plan, Gregory.

Gregory Lewis - Credit Suisse - Analyst

Okay. Great. And then just as I think about it longer term, clearly you guys are generating a good chunk of cash, and you’re always posed with the investment propositions that you have, whether it’s ROVs, you mentioned maybe something else. How should we think about the deployment of that capital? Is it just simply an IRR analysis? What can Tidewater do to maybe break the mold of a traditional supply boat company and potentially try to move to, let’s call it, higher quality type revenues?

Jeff Platt - Tidewater Inc. - President & CEO

Gregory, those discussions we have internally and with the Board. Certainly getting the franchise with the investments we’ve made, that was an absolute must before we start moving on to the enhancement of the franchise. But, we certainly are looking for ways to pull through the existing fleet. We certainly understand, I think, what our strengths and capabilities are. We’ve got to play to those strengths. And we’re pretty excited about the opportunity set that’s in front of us.

And as I said in my prepared remarks, if this uncertain period turns out to be somewhat of downturn — and I’m not projecting any length to it or shortness to it — certainly there’s going to be opportunities, I think, within our space and adjacent spaces where some people have gotten in over their heads, highly levered, and really can’t stand a whole lot of stress to them in what might be a pullback. So, I think there’s going to be some opportunities, as I mentioned before.

But we’re looking at, again, trying to grow the franchise, grow on our strengths, and at the same time move a little upscale in some of the service offerings that we do than just the conventional time chartering of vessels.

Gregory Lewis - Credit Suisse - Analyst

Okay, guys. Thank you very much for the time.

Operator

And thank you. Our next question here comes from George O’Leary from Tudor, Pickering, Holt. Please go ahead.

George O’Leary - Tudor, Pickering, Holt & Co. - Analyst

Good morning, guys. Good quarter.

Jeff Platt - Tidewater Inc. - President & CEO

Morning, George. Thank you.

George O’Leary - Tudor, Pickering, Holt & Co. - Analyst

Looking at your results, the shallow water rates, at least versus our expectations, were stronger than we had forecasted. Looking out going forward, do you think there’s more upside to shallow water relative to your deepwater expectations from here?

Jeff Platt - Tidewater Inc. - President & CEO

Again, it’s going to depend on how the jack-up market unfolds. We had a little bit of benefit in that average day rate where in the Saudi market some of the lower-spec tow supply vessels have rotated off some Saudi contracts, so that actually had the effect of moving up the day rate averages. Those vessels are going on and have gone on to new contracts at rates that were more commensurate with the specifications of those vessels. So, you might actually see that average day rate pull back a little bit from the gains that we received.

But overall, it’s going to depend on how the jack-up market continues to unfold. Certainly, that segment of vessels has not performed as well as we would have liked, certainly not as well as the deepwater market, but it’s all going to be dependent on the shallow activity levels. If in fact a portion of the jack-ups coming in and being delivered to the market are incremental, certainly not 100%, then it will tighten that market up. And when you look at the OSVs under construction, there’s a much lesser percent of those that are really targeted to the shelf market.

Again, it’s going to come back to that supply/demand. The supply is not as bad on new vessels coming in, but it’s just going to depend on what the jack-up market does. Long-winded answer, I’m sorry.

George O’Leary - Tudor, Pickering, Holt & Co. - Analyst

That’s helpful color. And then strong Americas results, both on the utilization and just the operating profit margin side. You mentioned two years backlog coverage for that segment. Can we expect to see utilization hold in around these levels going forward? And then can you keep up the operating margin performance in that segment, as well?

Jeff Platt - Tidewater Inc. - President & CEO

I think the two-year comment was specific to the Gulf of Mexico. But in general, when you look at what makes up the Americas, you have the U.S. market, which we just talked about having that kind of term. Mexico and Brazil are the other two big drivers. They tend to be term contracts that have pretty good length to it.

We made some nice moves, I believe, in Brazil over the last year to go back in to contracts. We’ve increased our vessel count primarily with Petrobras at good day rates, we believe. So, I think the Americas utilization should hold pretty well. And those day rates, again we’re locked in, I think, at relatively favorable terms for us.

You will have, as you have major R&M, you’re going to see some margin issues there. Those are expensive, big day rate boats. But, if you take out that cost of the maintenance and repair on it on the docking side, I think that the Americas segment should hold up quite nicely.

Quinn Fanning - Tidewater Inc. - EVP & CFO

Just a comment regarding the contract coverage. It’s correct, the specific comments made were regarding the U.S. Gulf of Mexico, but it’s also true that our Americas region probably has the best contract cover of the entire business. And, again, margins are expected to remain good with potential quarter to quarter volatility largely driven by the timing of dry docks.

George O’Leary - Tudor, Pickering, Holt & Co. - Analyst

Great. Very helpful.

Operator

Thank you. Our next question comes from Jon Donnel from Howard Weil. Please go ahead, sir.

Jon Donnel - Howard Weil - Analyst

Thanks, good morning, guys.

Jeff Platt - Tidewater Inc. - President & CEO

Good morning, Jon.

Jon Donnel - Howard Weil - Analyst

I had a question regarding the vessel count guidance, just trying to reconcile between the expected newbuild deliveries versus maybe some sales. It looks like for the September quarter I had there was supposed to be five deepwater boats delivered. It sounded like there were some delays there but the deepwater fleet stayed relatively flat. I was wondering were there any sales of active deepwater boats during the quarter? And should we expect any of those going forward? And maybe the same question applying to the towing supply class, as well.

Quinn Fanning - Tidewater Inc. - EVP & CFO

No, we have no plans to dispose of deepwater vessels and that’s not embedded in the guidance. You’re correct that timing of vessel deliveries is fuzzy at times, and we’ve had some delays in construction projects. But,- the trend that I would expect is that deepwater will at a minimum be stable in terms of vessel count, and likely growing by the end of the fiscal year. Actual timing of those deliveries and ultimately the time to get on contract is less easy to predict.

But in regards to the towing supply vessels, that may be moving in the opposite direction very modestly as a result of a couple vessels that we would stack that I had telegraphed. And those, again, are older PSVs that are generally supporting shallow water activity.

Jon Donnel - Howard Weil - Analyst

Okay. That’s helpful there. And then regarding just the status in Angola, it looked like, again, with the overall fleet, active fleet count down in that segment, could you just give us an idea of what the fleet count stands there, maybe how that’s been changing, and whether we should be expecting any other big changes? It doesn’t sound like it based on your prepared commentary, but I know that’s always a big question.

Quinn Fanning - Tidewater Inc. - EVP & CFO

You’ll see when we file this afternoon, there is an extended discussion of Sonatide and Angola, including vessel trends over the last couple of quarters. But, I wouldn’t interpret that to mean that we’ve got some massive exodus of equipment out of Angola. We have selectively redeployed equipment, as we talked about on prior calls.

We evaluate all opportunities when we’ve got a vessel available, and obviously the risk profile of Angola has changed over the last couple of years. And, as a result, ties are frequently going to other areas or other regions, and that’s what gets reflected in the redeployment decisions. But, no, we’ve had no massive pullout of Angola and don’t plan one either.

Jon Donnel - Howard Weil - Analyst

Thank you for taking my questions.

Operator

Thank you. Our next question here comes from Matthias Detjen from Morgan Stanley. Please go ahead.

Matthias Detjen - Morgan Stanley - Analyst

My first question is about the Middle East region. You said that utilization would probably come back up next quarter seeing that you signed those contracts. I was wondering, have you seen a large number of vessels coming in from other regions into that area, flooding in from other regions? Or have you seen the supply there being relatively stable?

Jeff Platt - Tidewater Inc. - President & CEO

I think the supply has been relatively stable. Now, we have moved vessels, going back over the last couple of years, primarily from Southeast Asia. We’ve made that move into the Middle East and primarily into the Saudi market. So, I don’t see a big ramp-up of entrance into that region.

What you have is Saudi rationalizing their fleet, in effect upgrading the technical specifications, which has benefited Tidewater. We’ve upgraded the vessels that we have working for Saudi, and that’s pushed out maybe some of the lower-spec vessels. And those are the ones that I made reference to that we see came off in Saudi that have been picked up on other contracts.

Matthias Detjen - Morgan Stanley - Analyst

Okay, that’s interesting. Thank you. And on the subsea segment and your ROV venture, can you maybe give us some more color on how you’re integrating that with your current business and how that’s coming along?

Jeff Platt - Tidewater Inc. - President & CEO

First off, we have six ROVs. But it is a global effort and we’ve had success in the Americas and we’ve now got success that will be ongoing in the far east, as well. So, it’s global. We’re outfitting some vessels that we have in our fleet to be able to do some IMR type work. And we’re in the process of signing up contracts in Africa, too. So, actually it’s picking up steam and going quite nicely.

Matthias Detjen - Morgan Stanley - Analyst

That was it from me. Thank you very much, gentlemen.

Jeff Platt - Tidewater Inc. - President & CEO

Good. Thank you.

Operator

And thank you. Our next question comes from Mr. Turner Holm from RS Platou. Please go ahead.

Turner Holm - RS Platou - Analyst

Hi, guys. Thanks for taking my call. You mentioned in the prepared remarks that you have decent exposure to some of the better markets. I think you pointed out Brazil, Mexico, West Africa in particular as opposed to, say, North Sea or the Gulf of Mexico. But, can you just give us an idea of what’s happening to leading-edge day rates in what you might call the better markets?

Jeff Platt - Tidewater Inc. - President & CEO

The utilization is still strong, obviously. But leading-edge day rates, certainly in the deepwater, as I think we’ve reported over the last couple of quarters, while we’ve had some upticks, it’s basically flat. So, it’s stable and flat.

And then on the towing supply, it’s probably, again, ticking modestly upwards, but again, not a whole lot to write home about. We’ve had some gains on the towing supply. We say it’s been flat. When you look back over the last 18 months, two years, we actually have had a little bit of increase there. Certainly not to the extent of the deepwater. But, I’d say today leading-edge day rates are pretty flat.

Turner Holm - RS Platou - Analyst

Okay. So, nothing like what we’ve seen in the North Sea then?

Jeff Platt - Tidewater Inc. - President & CEO

Not at all. And, again, it’s a different market, different players. You don’t have near the size of the spot market that you do. You don’t have the winter season causing a slowdown period. So, it’s two entirely different operating dynamics for the market.

Quinn Fanning - Tidewater Inc. - EVP & CFO

The only thing I’d add is leading-edge day rates are flat, as Jeff indicates, but they’ve been flat for some time. So, what you haven’t seen in the last couple of quarters, as you saw in the prior six to eight quarters, is a lagging up of average day rates, as contracts rolled over and vessels went to current market rates. So, what we’ve seen is both stability in leading-edge rates and stability in regards to average day rates, as well.

Jeff Platt - Tidewater Inc. - President & CEO

At all-time highs, and a new fleet

Turner Holm - RS Platou - Analyst

Sure. Agreed. I know you guys mentioned that you’re probably a little bit more bullish than a lot of the analysts and a lot of the investors out there. I’d be curious to hear what you had to say about what you might be hearing from your customers, or what you guys might be seeing that gives you a little bit more confidence. And then related to that, if it doesn’t play out as well as what we’re expecting now, how do you guys think about stacking vessels? And where would you do that?

Jeff Platt - Tidewater Inc. - President & CEO

Right now we’ve got virtually a new fleet at very high utilization. Where you would think about stacking — and I’m not saying that we are thinking about stacking -but, obviously it’s when you have a portion of the fleet that has reduced or greatly reduced utilization. That’s what you think about. You try to first see if you could move it to another market to keep the vessel working where the numbers work out. But, if not, you look at potentially trying to reduce your running costs by doing that.

And I’m not saying we have any plans of that. To the contrary, our utilization numbers, I’m pretty dog-gone happy with what we’ve been running these boats at and continue to.

And what is it that I’m talking to my clients about? I can tell you, even in the good times or the bad times — and I guess it depends if it’s a very bullish market we can go in and we can increase day rates — they try to beat the hell out of us to put day rates down. That’s the way it is. They never welcome you with open arms.

So, certainly this slowdown, this pretended slowdown where you’ve seen the day rates in drilling rigs take a tremendous reduction, it doesn’t get any easier when you talk to the clients. But at the end of the day, Quinn made a comment about our bidding activity, and while it’s down a little bit — and this is just a subjective that we take the rounds within the company — it’s still at a pretty robust rate, and that’s at least an indicator internally we have for a feel for what the market’s doing.

So, what makes it bullish, I think, is the fact that, again, I think the market as a whole, everybody’s looking at the drillers. There’s a big supply question mark there, no doubt, with all that equipment coming on. And you look at their leading-edge day rates, which used to start with a 6, that may start with a 4.

Quite frankly, I would like to see the drillers, I would hope that they could get the maximum day rate, but if it’s a working rig that’s much more germane to my business and our business because a working rig at $600,000 a day or $400,000 a day requires the same support pull-through to keep that rig working and I think some discussions with clients, I think I mentioned it the last call, when you start having that kind of reduction for the rig, which takes up a large portion of the drilling budget, then all of a sudden marginal projects or projects that may have been shelved at $600,000 a day for the rig, at $400,000 a day for the rig, all of a sudden it gets back on the table for discussion. So I think there’s a potential for a little bit of a rebound there.

And then, again, I tried to go through what we do. Everything that we at Tidewater do is not tied to rig activity. That’s where I went through the 60% revenue tied to direct rig support, and then 40% through all the other life of the well, production services, and others, to give you an idea that not everything we do is tied directly to a rig.

Turner Holm - RS Platou - Analyst

Sure. Understood. If I could just sneak in one last quick one. It’s really interesting to note what you guys are saying with regards to use of cash. I think if you look at your two asset peers they’re very much talking about share buybacks. You guys mentioned that you are maybe relatively more bullish than others, talking a little bit more about acquisitions.

But, I’m just curious how the time line of that thinking plays out. Are you going to sit and around and wait out the market and see if there’s a distress, in the event that maybe there’s a little downturn? Or do you go ahead and start deploying that cash relatively? Your thinking around shareholder returns versus acquisitions.

Jeff Platt - Tidewater Inc. - President & CEO

Turner, we’re thinking about all those things. We’re trying to see, again, what the capabilities are of the company. This is a cyclical, capital intensive business. If the downturn does turn into a major downturn — I’m not suggesting that it will — then, again, I think our conservative bent has served Tidewater well over the years, and will continue to do so.

What I’ve tried to state is that certainly when you look at the price of our shares, when we look at that and we try to use that against the metrics that we have, it makes a pretty compelling case that the stock is undervalued. I think almost every company that’s in the space has probably made that same evaluation, and they’re certainly saying the same things. And you have to certainly look at that and value that and weigh that against other investment opportunities that you have. As I said, we’ll continue to do that and I think certainly creating shareholder value and growing the franchise, that’s the intention.

Quinn Fanning - Tidewater Inc. - EVP & CFO

But I wouldn’t misinterpret our comments regarding share buybacks, either on an absolute or relative basis. Jeff made the comment that the stock is undervalued, and significantly so, from our perspective. And if you look at an investment opportunity, whether it’s in iron or in shares, we will be looking at those same relative valuation dynamics. And obviously with our own stock trading at 80% of tangible book value, an opportunity to invest in ships will be viewed similarly.

So, it doesn’t make sense to spend dollars to buy dollars when you can spend dollars to buy quarters. That’s the same way we’ve always looked at it. So, I wouldn’t interpret our views on share buybacks as being different than anybody else’s commentary regarding what the recent equity markets have done, and how that’s created a different slate of investment opportunities for issuers.

Turner Holm - RS Platou - Analyst

Thank you very much, guys, I appreciate it. I’ll turn it back.

Operator

Thank you. Our next question here comes from Richard Sanchez from IHS. Please go ahead, sir.

Richard Sanchez - IHS Petrodata - Analyst

Hello, gentlemen. I’m glad to hear you guys are doing well. My question is regarding the future and your potential plans and strategies for the opening up of Mexico.

Jeff Platt - Tidewater Inc. - President & CEO

Richard, the good news for Tidewater, we’ve been in Mexico a long time. So we’re not new to the market. We certainly have a very nice business in Mexico, we have had over the years. We view the opening as something that’s certainly positive. And it’s going to unfold probably a little bit slower paced than what a lot of people, a lot of others, have said. But, again, we fully intend to capitalize on our business there and grow with the Mexican market.

Richard Sanchez - IHS Petrodata - Analyst

Thank you very much.

Operator

Thank you. Our next question comes from Mr. Mark Brown from Global Hunter Securities. Please go ahead.

Mark Brown - Global Hunter Securities - Analyst

Hi, guys.

Jeff Platt - Tidewater Inc. - President & CEO

Hi Mark.

Mark Brown - Global Hunter Securities - Analyst

Just wondering, you mentioned in your decision that turbulent markets present attractive investment opportunities. Are you focusing on distressed assets in the shipyard or are there adjacent markets or adjacent lines of business that you would consider investing in at this stage?

Jeff Platt - Tidewater Inc. - President & CEO

Mark, all of the above. That’s what you’re looking at. You try to see where that best value presents itself and then how does that fit in the overall strategy for the Company on a go forward basis.

Mark Brown - Global Hunter Securities - Analyst

Okay. Got it. I was wondering, not for Tidewater specifically but for the industry in general, if you’d seen vessel stacking increasing in recent months or if you expect that to accelerate going forward. I know you mentioned in the past that there are 700 or so vessels that are in the global population that are 25 years or more. Do you see those being removed from the fleet in an accelerated manner going forward?

Jeff Platt - Tidewater Inc. - President & CEO

I think certainly if there is a bit of more supply being given to the OSV fleet, it’s not that people purposefully take them out. The market pushes them out. As I said, the space where we operate in, really on a worldwide basis, we’re not losing jobs to old equipment. And again, maybe others that have commented that they don’t seem to go away, are. I’m just telling you, we’re not losing much, if any, work to a 30year old boat.

A lot of that equipment, I think, is left, at least the space that we occupy. I’ve seen some stacking. Others have reported here in the Gulf of Mexico, because of the timing issues with rigs coming on, where some of our competitors had some smaller vessels, they’re stacking those and working some of their bigger new vessels in those slots. But that’s just listening to the same earnings calls that you are recently.

Mark Brown - Global Hunter Securities - Analyst

Thank you very much.

Quinn Fanning - Tidewater Inc. - EVP & CFO

The only thing I’d add is don’t misinterpret my comments regarding potential vessel stackings. We’ve pulled a couple hundred vessels out of the active fleet over the six years that I’ve been with Tidewater, and our stacked fleet peaked at about 100 vessels, and today it’s, I believe, averaging 13 in the quarter, and it may get up to 15 or 16 or 17 or something like that. But, we’re not planning a significant number of stackings, in part because it’s already taken place at Tidewater.

Jeff Platt - Tidewater Inc. - President & CEO

It’s an all new fleet that’s out there.

Mark Brown - Global Hunter Securities - Analyst

All right. Thank you very much.

Operator

And thank you. Our next question comes from Haithum Nokta from Clarkson Capital Markets. Please go ahead.

Haithum Nokta - Clarkson Capital Markets - Analyst

Hi, good morning, guys.

Jeff Platt - Tidewater Inc. - President & CEO

Good morning.

Haithum Nokta - Clarkson Capital Markets - Analyst

I apologize if you gave this already, but do you still expect your R&M expense to be flat to up mid to high single digits this year?

Quinn Fanning - Tidewater Inc. - EVP & CFO

I actually don’t have that in front of me. I’d have to circle back to you on that.

Haithum Nokta - Clarkson Capital Markets - Analyst

Okay. Thanks. No worries then. Thank you.

Quinn Fanning - Tidewater Inc. - EVP & CFO

I should say we haven’t significantly revised our annual R&M spending plans, just the pattern of occurrence quarter by quarter is really what’s changed as the year progressed. I don’t have a specific number in front of me, but I wouldn’t say that we’ve had any significant upward revision in our overall expected R&M expense.

Operator

Thank you. At this time I’m showing we have no further questions from the audience.

Joe Bennett - Tidewater Inc. - EVP & Chief IR Officer

All right, Joe, thank you very much. Thanks, everyone, for your participation on this busy day, this day of voting nationally. So again, thanks for your interest in Tidewater. Have a great day.

Operator

Thank you, ladies and gentlemen. This concludes today’s conference. Thank you for your participation. And you may now disconnect.

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